Exhibit 99.1
Sirna Therapeutics Announces Public Offering of Common Stock
SAN FRANCISCO, May 15/PRNewswire-FirstCall/ — Sirna Therapeutics, Inc. (Nasdaq: RNAI) today announced that it has filed a preliminary prospectus supplement to a shelf registration statement with the Securities and Exchange Commission relating to a proposed public offering of 10,000,000 shares of its common stock. 8,000,000 shares are being sold by Sirna Therapeutics and an aggregate of 2,000,000 shares are being sold by Oxford Bioscience Partners, The Sprout Group and Venrock Associates in proportion to their current ownership of Sirna securities. The underwriters will be granted a 30-day option to purchase an aggregate of up to an additional 1,500,000 shares of common stock from Sirna Therapeutics and the selling stockholders at the public offering price to cover over-allotments, if any. Sirna Therapeutics will not receive any proceeds from the sale of common stock by the selling stockholders.
UBS Investment Bank and J.P. Morgan Securities Inc. are acting as joint bookrunning managers for the offering. CIBC World Markets Corp., Leerink Swann & Company and Brean Murray, Carret & Co. are co-managers.
This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.
Copies of the preliminary prospectus supplement may be obtained from UBS Investment Bank, 299 Park Avenue, New York, NY 10171, Attn: Prospectus Department, or from J.P. Morgan Securities Inc., Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, telephone 718-242-8003.
About Sirna Therapeutics
Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration, hepatitis B and C, dermatology, asthma, Huntington’s disease, diabetes and respiratory syncytial virus.
Safe Harbor Statement
Statements in this press release which are not strictly historical, including with respect to the Company’s proposed public offering, are “forward-looking” statements which should be considered as subject to many risks and uncertainties. You should consider the risk factors identified in the preliminary prospectus supplement and accompany prospectuses, and in Sirna’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
     Contacts:
     Greg Weaver, SVP and Chief Financial Officer, Sirna Therapeutics, Inc., 415-512-7200
     Rebecca Galler Robison, Senior Director, Corporate Strategy, Sirna Therapeutics, Inc., 303-449-6500